Exhibit 10.1

      October 7, 2011

Mr. Michael F. Devine, III
1940 Timber Lakes Dr.
Yardley, PA 19067

Dear Mike:

We are pleased to confirm our agreement to engage you as a consultant for Coach, Inc. (“Coach”).  Your services as a consultant will be on a day-to-day basis, not to exceed a six-month period, beginning October 7, 2011 and ending no later than March 31, 2012.  In your capacity as a consultant, your consulting services will be coordinated through the President and Chief Operating Officer of Coach, or his designee.  We believe that you are uniquely positioned to provide these consulting services and, in general, your duties will consist of providing consulting on an as-needed basis to Coach’s Executive Vice President and Chief Financial Officer, or her designee. We will mutually agree as to the work schedule and the number of consulting days.  For your services, you will receive a daily fee of $5,000 payable monthly (the “Consulting fee”). The total Consulting Fee shall not exceed $50,000. In addition, you will be reimbursed, upon submission of expense reports, for your reasonable expenses, including travel (transportation and hotel), necessarily incurred in connection with the services requested and furnished, conditioned upon the expenses being in compliance with Coach’s Travel and Entertainment Policy.

You represent and agree that in the performance of services under this agreement, your actions will not and shall not in any manner be contrary or detrimental to the best interests of Coach or any of its subsidiaries, affiliates, or any joint ventures to which Coach or any of its subsidiaries or affiliates is a party.  All information and data of whatsoever kind or nature furnished or made available to you by Coach, including its subsidiaries, affiliates, and joint ventures to which Coach or any of its subsidiaries or affiliates is a party, or their representatives, in your capacity as a consultant, shall be treated as confidential and shall not be disclosed to anyone, in any manner whatsoever, either in whole or in part, except upon written authorization by Coach.

Inasmuch as you will function as an independent contractor, it is agreed that you will not have the status of an employee of Coach, or any of its subsidiaries, affiliates, or any joint ventures to which Coach or any of its subsidiaries or affiliates is a party. It is further understood that other than with respect to travel or other charges as specified above, you will provide all instrumentalities necessary for you to fulfill your consulting obligation under this agreement and that, other than as specified herein, you will not be subject to oversight or control by Coach regarding the means, methods or manner by which you prepare or provide such consulting services.  Since you are not an employee of Coach, or any of its subsidiaries, it is understood that you will not be eligible to participate in any of its employee benefit plans or programs because of the services provided as a consultant, and you shall not earn any credited service under any incentive compensation or other employee benefit or stock incentive plan. Nothing in this agreement otherwise limits your eligibility for benefits or compensation related exclusively to your prior service as an employee of Coach.

This agreement shall be governed by and construed in accordance with the laws of the State of New York. This agreement may be terminated by either party at any time upon 5 days written notice delivered to the other party at the address set forth below the signature of the party to whom such notice is addressed.  You acknowledge by signing this agreement that you have read and understand this agreement.  If the foregoing is acceptable to you, will you kindly endorse your acceptance on the original and two (2) copies thereof, retain one copy and return the original and one copy to my attention.

Sincerely,

COACH, INC.

/s/ Jerry Stritzke
Jerry Stritzke
President & Chief Operating Officer

Accepted this 7th day of October, 2011

__/s/ Michael F. Devine, III____________
Michael F. Devine, III